Prospectus Supplement No. 5	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 22, 2024)	Registration No. 333-278460
QT IMAGING HOLDINGS, INC.
Up to 43,795,000 Shares of Common Stock
Up to 17,711,129 shares of Common Stock by the Selling Securityholders
889,364 Warrants to Purchase Shares of Common Stock

This prospectus supplement (this “Supplement No. 5”) updates and supplements the prospectus dated May 22, 2024 (as further supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-278460). This prospectus supplement is being filed to update and supplement the information in the Prospectus related to information contained in the following reports of the Company:
•The Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 10, 2024, which is attached hereto.

•The Company's Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the "SEC") on September 13, 2024, which is attached hereto.

This Supplement No. 5 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 5 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 5, you should rely on the information in this Supplement No. 5.

Our Common Stock is currently listed on the Nasdaq Stock Market (the “Nasdaq”) and trades under the symbol “QTI.”

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties that are described under the heading “Risk Factors” beginning on page 17 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 5 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 13, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K
_________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 4, 2024
Date of Report (Date of earliest event reported)
________________________________________________________
QT Imaging Holdings, Inc.
(Exact name of Registrant as Specified in Charter)
________________________________________________________

Delaware	001-40839	86-1728920
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification Number)

3 Hamilton Landing, Suite 160
Novato, CA 94949
(Address of principal executive offices, including Zip Code)
(650) 276-7040
(Registrant's telephone number, including area code)
________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, $0.0001 par value	QTI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed by QT Imaging Holdings, Inc. (the “Company”) in a Current Report on Form 8‑K filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 10, 2024, the Company received a written notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the 30 consecutive business days prior to May 6, 2024, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $50 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”). In addition, as previously disclosed by the Company in a Current Report on Form 8-K filed with the SEC on June 21, 2024, the Staff of Nasdaq on June 17, 2024 sent to the Company a further written notice notifying the Company that it is also no longer in compliance with the Nasdaq Listing Rules because the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days (the “minimum bid price requirement”).

On September 4, 2024, the Company received a further written notice (the “Notice”) from the Staff of Nasdaq notifying the Company that, for the prior 31 consecutive business days, the Company’s Market Value of Publicly Held Securities (“MVPHS”) was below the minimum of $15 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(c) (the “MVPHS Requirement”). The Notice has no immediate effect on the listing of the Company’s common stock on The Nasdaq Global Market at this time. An indicator reflecting non‑compliance will be displayed with quotation information related to the Company’s shares on NASDAQ.com and NASDAQTrader.com and may be displayed by other third-party providers of market data information.

The Notice provided that, in accordance with Nasdaq Listing Rule 5810(c)(3)(D) (the “Compliance Period Rule”), the Company has a period of 180 calendar days from the date of the Notice, or until March 3, 2025 (the “Compliance Date”), to regain compliance with respect to the MVPHS Requirement. During this period, and subject to the notices that the Company received from the Staff of Nasdaq on May 10, 2024 and June 17, 2024 with respect to the MVLS Requirement and the minimum bid price requirement, respectively, the Company’s securities will continue to trade on The Nasdaq Global Market under the symbol “QTI”. If at any time before the Compliance Date the Company’s MVPHS closes at or above $15 million for a minimum of 10 consecutive business days as required under the Compliance Period Rule, the Staff will provide written notification to the Company that it has regained compliance with the MVPHS Requirement and will close the matter.

If the Company does not regain compliance with the MVPHS Requirement by the Compliance Date, the Staff will provide a written notification to the Company that its securities are subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearings Panel (the “Panel”). However, there can be no assurance that, if the Company receives a delisting notice and appeals the delisting determination by the Staff to the Panel, such appeal would be successful.

The Company intends to monitor its MVPHS between now and the Compliance Date and may, if appropriate, consider available options to regain compliance with the MVPHS Requirement. Additionally, the Company may consider applying to transfer the listing of its securities to The Nasdaq Capital Market (provided that it then satisfies the requirements for continued listing on that market). However, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing criteria.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s ability to regain compliance with the MVPHS Requirement, the MVLS Requirement and the minimum bid price requirement; the Company’s intent to monitor its MVPHS and consider available options to regain compliance with the MVPHS Requirement; and the Company’s success in appealing any delisting determination. In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s ability to regain compliance with the MVPHS Requirement, the MVLS Requirement and the minimum bid price requirement; and the other important factors outlined under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov. Although the

Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this Current Report on Form 8-K to reflect changes since the date of this Current Report on Form 8-K, except as may be required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 10, 2024	QT Imaging Holdings, Inc.
		By:	/s/ Raluca Dinu
		Name:	Raluca Dinu
		Title:	Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K
_________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 11, 2024
Date of Report (Date of earliest event reported)
________________________________________________________
QT Imaging Holdings, Inc.
(Exact name of Registrant as Specified in Charter)
________________________________________________________

Delaware	001-40839	86-1728920
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification Number)

3 Hamilton Landing, Suite 160
Novato, CA 94949
(Address of principal executive offices, including Zip Code)
(650) 276-7040
(Registrant's telephone number, including area code)
________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, $0.0001 par value	QTI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed by QT Imaging Holdings, Inc. (the “Company”) in a Current Report on Form 8-K filed on November 22, 2023 with the Securities and Exchange Commission (the “SEC”), on November 16, 2023, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), pursuant to which Yorkville agreed, subject to the conditions therein, to purchase from the Company shares of its common stock, par value $0.0001 (the “Common Stock”), for a value of up to $50,000,000 of which $10,000,000 was to be advanced by Yorkville as evidenced by a promissory note (such advance, the “Pre-Paid Advance”). Furthermore, as previously disclosed by the Company in a Current Report on Form 8-K filed on March 5, 2024 (the “March 5 Current Report”) with the SEC, the Company, as consideration for the Pre‑Paid Advance, on March 4, 2024 issued to Yorkville a promissory note (the “Yorkville Note”).

As previously disclosed in the March 5 Current Report, under the terms of the Yorkville Note, a “Trigger Event” shall occur if the daily VWAP (as such term is defined in the Yorkville Note) is less than the Floor Price (as such term is defined in the Yorkville Note) for five trading days during a period of seven consecutive trading days (a “Floor Price Trigger” and the last such day of such occurrence, a “Trigger Date”). If, at any time six months after the issuance of the Yorkville Note, a Trigger Event occurs, then the Company will be obligated to make monthly payments in an amount equal to the sum of (i) $1,500,000 of principal in the aggregate among all promissory notes issued to Yorkville (or the outstanding principal if less than such amount) (the “Triggered Principal Amount”), plus (ii) a payment premium of 5% in respect of such Triggered Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date beginning on the 5th trading day after the Trigger Date and continuing on the same day of each successive calendar month to Yorkville pursuant to the terms of the Yorkville Note. However, in the event that the Company shall be required to make such cash payments to Yorkville under the Yorkville Note as a result of the occurrence of a Trigger Event, the Company shall be entitled upon written notice to Yorkville, to direct that Yorkville (i) if Yorkville has sold the one million shares of Common Stock (the “Company Shares”) that it received as a result of conversion pursuant to the terms of that certain business combination agreement (the “Business Combination Agreement”) between the Company and QT Imaging, Inc. (“QT Imaging”) pertaining to the acquisition of QT Imaging by the Company (the “Business Combination”), of shares in QT Imaging that Yorkville owned prior to the closing of the Business Combination, to apply, in accordance with the terms of the Yorkville Note, up to 50% of Yorkville’s net sale proceeds of the Company Shares to satisfy, in part or in whole, the Triggered Principal Amount of such cash payments due to Yorkville or (ii) or if Yorkville has not sold the Company Shares, to apply up to 50% of the value of the Company Shares on such date the cash payment is due based on the VWAP as quoted by Bloomberg LP of the Company Shares as an offset of the Triggered Principal Amount of the cash payments due to Yorkville. The Company’s right to request that Yorkville apply or offset cash payments to which Yorkville is entitled pursuant to the Yorkville Note shall cease once 50% of the net sale proceeds of the Company Shares or 50% of the value of the Company Shares on such date the cash payment is due based on the VWAP as quoted by Bloomberg LP of the Company Shares have been applied or offset as provided herein to such cash payments to which Yorkville is entitled. The obligation of the Company to make monthly prepayments due to the occurrence of a Floor Price Triger shall cease (with respect to any payment that has not yet come due) if any time after the Trigger Date (a) the Company reduces the Floor Price to an amount that is at least 50% of the daily VWAP of the Common Stock or (b) the daily VWAP is greater than 110% of the Floor Price for a period of five consecutive trading days, unless a subsequent Trigger Event occurs. Furthermore, within one trading day of a Floor Price Trigger that remains after application of all amounts related to the Company Shares as described above, the Company shall reduce the Floor Price to an amount that is at least 50% of the daily VWAP of the Common Stock, and provide Yorkville written confirmation of such reduction of the Floor Price or be obligated to make the above monthly cash payments.

As previously disclosed by the Company in a Quarterly Report on Form 8-K filed on August 8, 2024 with the SEC, the Floor Price for Yorkville is $0.8768 per share. For the first five trading days commencing after six months after the issuance of the Yorkville Note, which ended on September 11, 2024, the daily VWAP of the Common Stock was less than the Floor Price, and as a result, September 11, 2024 constitutes a Trigger Date as such term is defined in the Yorkville Note, and on that Trigger Date, a Trigger Event occurred due to a Floor Price Trigger. Pursuant to the terms of the Yorkville Note, due to the occurrence of Trigger Event, the Company is obligated to make monthly payments until such time as such obligation ceases as described above, in an amount equal to the sum of (i) the Triggered Principal Amount, plus (ii) a payment premium of 5% in respect of such Triggered Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date beginning on the 5th trading day after the Trigger Date and continuing on the same day of each successive calendar month to Yorkville. As described above, however, the Yorkville Note also provides that the in the event that the Company shall be required to make such cash payments to Yorkville as a result of the occurrence of a Trigger Event, the Company is entitled to direct that Yorkville (i) if Yorkville has sold the Company Shares that it received in accordance with the terms of the Business Combination Agreement, to apply up to 50% of Yorkville’s net sale proceeds of the Company Shares to satisfy, in part or in whole, the Triggered Principal Amount of such cash payments due to Yorkville or (ii) or if Yorkville has not sold the Company Shares, to apply up to 50% of the value of the Company Shares on such date the cash payment is due based on the VWAP as quoted by Bloomberg LP of the Company Shares as an offset of the Triggered Principal Amount of the cash payments due to Yorkville. The Company has directed Yorkville to apply 50% of Yorkville’s net sale proceeds of the Company Shares to satisfy in part the initial Triggered Principal Amount due as a result of the Trigger Event that occurred on September 11, 2024.

Accordingly, on September 13, 2024, the Company made the initial payment due to Yorkville as a result of the Trigger Event that occurred on September 11, 2024 in an amount totaling $1,521,581.46, the calculation of which reflects a reduction to the Triggered Principal Amount by 50% of the net sale proceeds of the Company Shares by Yorkville following the closing of the Business Combination.

As described above, he obligation of the Company to make monthly payments ceases if any time after the Trigger Date, (a) the Company reduces the Floor Price to an amount that is at least 50% of the daily VWAP of the Common Stock, or (b) the daily VWAP is greater than 110% of the Floor Price a period of five consecutive trading days, unless a subsequent trigger event occurs.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 13, 2024	QT Imaging Holdings, Inc.
		By:	/s/ Raluca Dinu
		Name:	Raluca Dinu
		Title:	Chief Executive Officer